Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2020 relating to the financial statements and schedule of NeuroMetrix, Inc. (the “Company”), as of and for the years ended December 31, 2019 and 2018, appearing in the Annual Report on Form 10-K for the year ended December 31, 2019 which appears in NeuroMetrix, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Moody, Famiglietti & Andronico

Tewksbury, Massachusetts
January 27, 2020